Exhibit 2.3

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIG PUBLISHING, INC.

June [  ], 2016

It is hereby certified that:

1. The name of the corporation (the “Corporation”) is Fig Publishing, Inc.

2. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 8, 2015.

3. The date of filing of the Corporation’s Amended and Restated Certificate of Incorporation (the “First Amended Certificate”) with the Secretary of State of the State of Delaware was December 17, 2015.

4. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended Certificate”), which restates and further amends the provisions of the First Amended Certificate, has been duly adopted by the Corporation’s board of directors (the “Board of Directors”) in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the Delaware General Corporation Law.

5. The First Amended Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I: NAME

The name of the corporation (the “Corporation”) is Fig Publishing, Inc.

ARTICLE II: REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company. The Board of Directors may at any time establish other offices, both within and without the State of Delaware, at any place or places as the Board of Directors may from time to time determine.

ARTICLE III: PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation. The Corporation is to have a perpetual existence.

ARTICLE IV: CAPITAL STOCK

Section 1. Authorization.

(a) Authorized Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is Two Hundred Million (200,000,000), of which One Hundred Million (100,000,000) shares shall be common stock, par value $0.0001 per share (“Common Stock”), and One Hundred Million (100,000,000) shares shall be preferred stock, par value of $0.0001 per share (“Preferred Stock”).

(b) Reclassification of Existing Common Stock. Upon the First Amended Certificate becoming effective pursuant to the DGCL (the “Effective Time”), each share of Common Stock that had been issued and outstanding immediately prior to the Effective Time (the “Existing Common Stock”) was automatically reclassified into and became One Million (1,000,000) shares of Common Stock. The par value of such shares remained $0.0001 per share following such reclassification. After the Effective Time, each certificate that represented shares of Existing Common Stock prior to the Effective Time became shares of Common Stock equal to the number of shares of Existing Common Stock multiplied by One Million (1,000,000).

(c) Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock or Preferred Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class (the “Voting Stock”), without a separate vote of the holders of Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provisions thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation (as defined below).

(d) Rights and Options. The Corporation has the authority to create and issue rights, warrants, options and similar instruments entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants, options and similar instruments shall be evidenced as approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants, options or similar instruments; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 2. Common Stock.

(a) Equal Rights per Share. All shares of Common Stock shall be identical and each share shall entitle the holder thereof to the same powers, preferences, qualifications, limitations, privileges and other rights provided under each other share.

(b) Voting. Holders of shares of Common Stock shall have one vote per share of Common Stock held by them. Except as otherwise required by law or this Second Amended Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, and shall vote together as a single class on all such matters. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended Certificate (including any Preferred Stock Designation (as defined below)), the holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended Certificate (including any Preferred Stock Designation).

(c) Dividends and Distributions. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors, in its sole discretion, from time to time, but only out of the lesser of (A) the assets of the Corporation legally available therefor and (B) the Common Stock Available Dividend Amount (as defined below), and shall share ratably in proportion to the number of shares of Common Stock held by them in all such dividends and distributions.

(d) Liquidation, Dissolution, etc. Subject to and qualified by the rights of the holders of any Preferred Stock, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and after the holders of Preferred Stock have received the amounts owed and available for distribution to them as provided by Section 3, the holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(e) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 3. Preferred Stock.

(a) Blank Check Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated herein, or in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided, and set forth in a certificate of designations filed pursuant to the DGCL (with respect to each such series, the “Preferred Stock Designation”). Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series. In connection with the establishment of any such series, the Preferred Stock Designation shall fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, if any, including without limitation dividend rights, mandatory and optional redemptions and liquidation rights, as shall be stated in such Preferred Stock Designation, all to the fullest extent permitted by the DGCL and not inconsistent with the other provisions of this Second Amended Certificate (including any pre-existing Preferred Stock Designations). Without limiting the generality of the foregoing, the Preferred Stock Designation may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may be different from those of any other class or series of capital stock at any time outstanding. Except as otherwise expressly provided in the Preferred Stock Designation, no vote of the holders of shares of Preferred Stock (or any series of Preferred Stock) shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized in accordance with this Second Amended Certificate (including any Preferred Stock Designation).

(b) Voting. Except as otherwise provided in this Second Amended Certificate (including any Preferred Stock Designation) and as otherwise required by law, holders of shares of Preferred Stock shall have no voting rights.

(c) Dividends and Distributions. To the extent specified in this Second Amended Certificate (including any Preferred Stock Designation) the holders of any series of Preferred Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) in such amount or amounts when, as and if declared thereon by the Board of Directors, in its sole discretion, from time to time, but only out of the lesser of (A) the assets of the Corporation legally available therefor and (B) the Preferred Stock Available Dividend Amount (as defined below) applicable to such series of Preferred Stock, and shall share ratably in proportion to the number of shares of such series of Preferred Stock held by them in all such dividends and distributions.

(d) Liquidation, Dissolution, etc.

(i) In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of each series of Preferred Stock outstanding shall be entitled to receive (x) all dividends and other distributions declared on such series of Preferred Stock by the Board of Directors but not yet paid, plus (y) an amount equal to the total assets of the corresponding Game Shares Asset (as defined below) less the total liabilities of such Game Shares Asset, in each case ratably in proportion to the number of shares of such series of Preferred Stock held by them.

(ii) If upon any such voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the assets of the Corporation remaining for distribution to holders of Preferred Stock shall be insufficient to pay to each holder of shares of Preferred Stock the full amount to which such holder is entitled pursuant to Section 3(d)(i) above, then all holders of Preferred Stock, with each series of Preferred Stock ranking pari passu for such purpose, shall share ratably in each distribution of the remaining assets and funds of the Corporation, in proportion to the respective amounts that would otherwise have been payable to such holders upon such distribution if the respective amounts to which such holders were entitled pursuant to Section 3(d)(i) above were being paid in full.

(e) Dividend or Redemption in Asset Disposition. Unless otherwise specified in the corresponding Preferred Stock Designation, in the event of a Disposition Event (as defined in Section 5 of this Article IV), on or prior to the 120th day following the consummation of such Disposition Event, the Corporation, as determined by the Board of Directors in its sole discretion, may:

(i) declare and pay a dividend in cash, property or capital stock of the Corporation, or any combination thereof, to the holders of outstanding shares of the corresponding series of Preferred Stock, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, with such dividend to be paid in accordance with the applicable provisions of paragraph (b)(ii) of this Section 3; or

(ii) if such Disposition Event involves all (not merely substantially all) of the assets of the corresponding series of Preferred Stock, redeem all outstanding shares of such series of Preferred Stock for cash, securities (other than shares of the applicable series of Preferred Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event, such aggregate amount to be allocated among all shares of such series of Preferred Stock outstanding as of the Determination Date on an equal per share basis (subject to the provisions of this paragraph (e)); or

(iii) combine all or any portions of clauses (i) or (ii) of this paragraph (e) on a pro rata basis among all holders of such series of Games Shares.

(f) No Preemptive or Subscription Rights. No holder of shares of Preferred Stock shall be entitled to preemptive or subscription rights.

(g) Prohibited Transactions. With respect to any series of Preferred Stock, unless otherwise specified in the corresponding Preferred Stock Designation, the Corporation shall not consummate a Disposition Event (as defined in Section 5 of this Article IV) associated with the Game Shares Assets in such Preferred Stock Designation, unless the acquirer of such Game Share Asset directly or indirectly assumes the Corporation’s obligations to the holders of such Preferred Stock and the obligations of the Corporation under its license agreement with the associated video game developer. Neither any amendment nor repeal of this Section 3(g), nor the adoption of any provision inconsistent with this section, shall eliminate or reduce the effect of this section in respect of any matter, action or proceeding occurring, accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Section 4. Power to Issue, Sell and Purchase Capital Stock. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class or series of capital stock herein or hereafter authorized, to such persons, and for such consideration, as the Board of Directors shall from time to time, in its sole discretion, determine, whether or not greater consideration could be received from issuing or selling to other persons or from issuing or selling other securities. Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any class or series of capital stock herein or hereafter authorized, from such persons, and for such consideration, as the Board of Directors shall from time to time, in its sole discretion, determine, whether or not less consideration could be paid by purchasing from other persons or by purchasing other securities.

Section 5. Definitions. For purposes of this Second Amended Certificate:

“Allocable Net Proceeds” means, as of any date, unless otherwise specified in the corresponding Preferred Stock Designation, with respect to any Disposition Event, an amount, if any, equal to the fair value, as determined in good faith by the Board of Directors, of what remains of the gross proceeds of such Disposition Event to the Corporation after any payment of, or reasonable provision for, (A) any taxes payable by the Corporation in respect of such Disposition Event or in respect of any resulting dividend or redemption pursuant to Section 3(e) of this Article IV (or that would have been payable but for the utilization of tax benefits attributable to any other segment or business unit of the Corporation other than the applicable Game Shares Asset), (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (C) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the corresponding Game Shares Asset, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the Disposition Event or any liabilities for future purchase price adjustments.

“Attributable Earnings” means, for any period and any series of Preferred Stock, unless otherwise specified in the corresponding Preferred Stock Designation, the net earnings of the corresponding Game Shares Asset for such period determined on a basis consistent with the determination of the net earnings of such Game Shares Asset for such period as reflected in the financial statements of the Corporation, including the income and expenses of the Corporation attributed to the operations of such Game Shares Asset on a substantially consistent basis (including, without limitation, corporate administrative costs, net interest, income taxes and any applicable share of a Covered Amount (as defined below) with respect to another series of Preferred Stock); provided, however, that to the extent the Corporation is unable to enforce its ownership rights with respect to one or more of any Game Shares Asset as a result of any Debtor Relief Laws, and as a consequence thereof the Corporation does not receive all earnings from the corresponding Game Share Assets that the Corporation would have otherwise been entitled to receive absent such Debtor Relief Laws, then any shortfall of earnings that the Corporation would have otherwise been entitled to receive absent such Debtor Relief Laws (each, a “Covered Amount”) shall be deemed to be included in the earnings for purposes of calculating the applicable Attributable Earnings with respect to the corresponding Game Shares Asset and such Covered Amount shall be deemed to be a general expense of the Corporation proportionately attributable to each series of the Corporation’s outstanding capital stock.

“Common Stock Available Dividend Amount” means, as of any date, an amount equal to the excess of the total assets of the Corporation legally available for distribution pursuant to the DGCL, less the Preferred Stock Available Dividend Amounts for all then outstanding series of Preferred Stock.

“Covered Amount” has the meaning given such term in the definition of Attributable Earnings.

“Debtor Relief Laws” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any State thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

“Determination Date” means the date designated by the Board of Directors for determination of any event pursuant to this Second Amended Certificate.

“Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by the Corporation or any of its affiliates, in one transaction or a series of related transactions, of a Game Shares Asset, or all or substantially all of the assets of a Game Shares Asset, or any of the Corporation’s or any such affiliate’s interests therein, to one or more persons or entities.

“Fair Value” means, as of any date, the fair value thereof, as determined by an independent investment banking, financial advisory or other valuation or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the Corporation or a committee thereof (“Appraisal Firm”), provided, however, that to the extent that the Board of Directors determines in its good faith judgment that a series of the Corporation’s capital stock does not have and cannot reasonably be expected to have in the future any material value in terms of assets attributable to such series, including but not limited to any material future video game income or assets, then such fair value for such series of capital stock may be determined by the Board of Directors in their good faith judgment alone. Any such fair value determination for any series of capital stock will be made, whether by any Appraisal Firm or the Board of Directors, based on the contractual value of the assets related to the applicable series of capital stock, and shall not include any discount for lack of marketability or liquidity or any minority interest discount (including that such series may not have rights, contractually or otherwise, to receive dividends).

“Game Shares Asset” means, as of any date, with respect to any series of Preferred Stock, unless otherwise specified in the corresponding Preferred Stock Designation, (i) all assets, liabilities and businesses of the Corporation to the extent attributed to the publishing rights held by the Corporation under the particular license agreement with a video game developer associated with such series of Preferred Stock as of such date; (iv) all assets, liabilities and businesses acquired or assumed by the Corporation for the account of such publishing rights, or contributed, allocated or transferred to the Corporation in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Corporation incurred in connection with such publishing rights), in each case, after the date hereof and as determined by the Board of Directors; and (v) the proceeds of any disposition of any of the foregoing.

“Preferred Stock Available Dividend Amount” means, as of any date, with respect to the any series of Preferred Stock, unless otherwise specified in the corresponding Preferred Stock Designation, (i) an amount equal to the excess of (A) the total assets of the corresponding Game Shares Asset as of such date less the total liabilities of such Game Shares Asset as of such date over (B) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of such series of Preferred Stock.

ARTICLE V: DIRECTORS

Section 1. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Second Amended Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Number of Directors. Except as otherwise provided in this Second Amended Certificate, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time solely by the Board of Directors pursuant to a resolution adopted by at least a majority of the Board of Directors (including, for the avoidance of doubt, by the sole director in the event the Board of Directors consists of a sole director).

Section 3. Removal of Directors. Except as otherwise required by applicable law, (a) until such time as Loose Tooth Industries, Inc. or one of its affiliates (“Loose Tooth”) ceases to beneficially own shares of Common Stock representing at least a majority of the voting power (“Loose Tooth Control”) of the Voting Stock, the entire Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of at least a majority of the voting power of the Voting Stock and (b) from and after such time as Loose Tooth beneficially owns less than a majority of the voting power of the Voting Stock (“Common Control”), the entire Board of Directors or any individual director may be removed from office at any time with or without cause only by the affirmative vote of at least seventy-five percent (75%) of the voting power of the Voting Stock.

Section 4. Vacancies and Newly Created Directorships. Except as otherwise required by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of at least a majority of the Board of Directors then in office (including, for the avoidance of doubt, by the sole director in the event the Board of Directors then consists of a sole director), even if less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class in which the vacancy or newly created directorship was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, disqualification, retirement, or removal.

Section 5. Bylaws. The Board of Directors is expressly authorized to make, alter or repeal the Bylaws. Notwithstanding the foregoing, the Bylaws may be rescinded, altered, amended or repealed in any respect by the stockholders by the affirmative vote of (a) at least a majority of the voting power of the Voting Stock while the Corporation is under Loose Tooth Control and (b) at least seventy-five percent (75%) of the voting power of the Voting Stock while the Corporation is under Common Control.

Section 6. Elections of Directors. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 7. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors as provided in the Bylaws, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI: STOCKHOLDERS

Section 1. Actions by Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting through the written consent of the holders of outstanding Common Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted; provided, however, that while the Corporation is under Common Control, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

Section 2. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called at any time by the Board of Directors, or by the secretary of the Corporation upon direction of the Board of Directors, pursuant to a resolution adopted by the Board of Directors, but such special meetings may not be called by any other person or persons; provided, however, that notwithstanding the foregoing, special meetings of stockholders of the Corporation may be called at any time by at least a majority of the voting power of the Voting Stock while the Corporation is under Loose Tooth Control.

Section 3. Meeting Location. Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide or, if they do not so provide, as the Board of Directors may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time in the Bylaws or, if they do not so designate, by the Board of Directors.

ARTICLE VII: LIABILITY AND INDEMNIFICATION

Section 1. Director Liability. To the maximum extent permitted by the DGCL, as amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director of the Corporation. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, automatically and without further action, upon the date of such amendment. Any repeal or modification of this Section 1 of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Section 2. Right to Indemnification.

(a) Directors and Officers. The Corporation shall indemnify and hold harmless, to the maximum extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while a director or officer of the Corporation, is or was serving at any other corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, as a director or officer at the request of the Corporation, or any predecessor to the Corporation, against all liability and loss suffered and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, expect as otherwise provided in Section 2(c) of this Article VII, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors. The Corporation shall pay all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any officer or director of the Corporation in defending any Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended, provided however, that to the extent required by law, such payment of expenses in advance of the final disposition of a Proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article VII or otherwise. The Corporation shall have the express authority to enter into such agreements as the Board of Directors deems appropriate for the indemnification of all persons whom it may indemnify pursuant to this Article VII. Such agreements may contain provisions relating to, among other things, the advancement of expenses, a person’s right to bring suit against the Corporation to enforce his or her right to indemnification, the establishment of a trust to assure the availability of funds to satisfy the Corporation’s indemnification obligations to such person and other matters as the Board of Directors deems appropriate or advisable.

(b) Employees and Agents. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and advance expenses to employees or agents when and as authorized by appropriate corporate action.

(c) Claims. If a claim for indemnification under this Article VII (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor, or if a claim for any advancement of expenses under this Article VII is not paid in full within sixty days after the Corporation has received a statement or statements requesting such amounts to be advanced, such person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, such person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) Nonexclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Second Amended Certificate, the Bylaws, agreement, vote of the Corporation’s stockholders or directors or otherwise.

(e) Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 3. Amendment or Repeal. Neither any amendment nor repeal of this Article VII or section of this Article VII, nor the adoption of any provision of this Second Amended Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII: SECTION 203

The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article VIII, apply to the Corporation; and (b) Loose Tooth does not beneficially own shares of capital stock of the Corporation representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of the Corporation, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE IX: CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have currently or in the future.

ARTICLE X: EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Delaware Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director or officer, of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Second Amended Certificate or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of this Second Amended Certificate or the Bylaws, or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XI: AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended Certificate and the DGCL; provided, however, that notwithstanding the foregoing or any other provisions of this Second Amended Certificate or any provision of law which might otherwise permit a lesser vote or no vote, any alteration, amendment or repeal of Articles V, VI, VII, VIII, IX, X or XI of this Second Amended Certificate shall require the affirmative vote of (a) at least a majority of the voting power of the Voting Stock while the Corporation is under Loose Tooth Control and (b) at least seventy-five percent (75%) of the voting power of the Voting Stock while the Corporation is under Common Control.

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IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on the date first written above.

FIG PUBLISHING, INC.

By:

Name:	Justin Bailey
Title:	Chief Executive Officer